Preliminary Terms No. 1,002 Registration Statement No. 333-178081 Dated August 7, 2013 Filed Pursuant to Rule 433
Morgan Stanley Trigger Phoenix Autocallable Optimization Securities
Linked to the Common Stock of Bank of America Corporation due August 15, 2018
Linked to the Common Stock of eBay Inc. due August 15, 2018
Linked to the Common Stock of JPMorgan Chase & Co. due August 15, 2018
Linked to the Class A Common Stock of VMware, Inc. due August 15, 2018
Principal at Risk Securities
Investment Description
This free writing prospectus describes four offerings of Trigger Phoenix Autocallable Optimization Securities (each, the “Securities”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley (the “Issuer”) and provides returns based on the performance of the shares (each, the “Underlying Shares”) of a specific underlying issuer (each, the “Underlying Issuer”).  If the closing price of the Underlying Share on the monthly Observation Dates, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will be payable with respect to that Observation Date.  Morgan Stanley will automatically call the Securities early if the Observation Date Closing Price on any monthly Observation Date beginning after approximately one year (August 11, 2014) is equal to or greater than the Initial Price.  If the Securities are called, Morgan Stanley will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Trigger Price (which will be the same price as the Coupon Barrier), Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Price is less than the Trigger Price, Morgan Stanley will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  The Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities.  Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying Shares.  Investing in the Securities involves significant risks.  You may lose some or all of your principal amount.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates*
❑    Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the monthly Observation Date if the Observation Date Closing Price on any monthly Observation Date beginning August 11, 2014 is equal to or greater than the Initial Price, and no further payments will be made on the Securities.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑    Contingent Coupon: If the Observation Date Closing Price on any monthly Observation Date is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will be payable with respect to that Observation Date.

❑    Contingent Downside Market Exposure at Maturity: If by maturity the Securities have not been called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier on the Final Observation Date, Morgan Stanley will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon with respect to the Final Observation Date.  If the Final Price is less than the Trigger Price Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
	Trade Date	August 9, 2013
	Settlement Date	August 14, 2013 (3 business days after the Trade Date)
	Observation Dates	Monthly, callable beginning August 11, 2014. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
	Final Observation Date**	August 9, 2018
	Maturity Date**	August 15, 2018

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we will change the Observation Dates, the Final Observation Date and the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Security Offering
This free writing prospectus relates to four separate Security offerings, each of which is linked to different Underlying Shares. Each has a different Contingent Coupon Rate as set forth below and a different Initial Price, Coupon Barrier and Trigger Price, all of which will be determined on the Trade Date. The performance of each Security offering will not depend on the performance of any other Security offering. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Underlying Shares	Contingent Coupon Rate**	Initial Price	Coupon Barrier/Trigger Price	CUSIP	ISIN
Common Stock of Bank of America Corporation (BAC)*	7.00% per annum		$70% to 75% of the Initial Price	61762P500	US61762P5008
Common Stock of eBay Inc. (EBAY)*	7.00% per annum		$70% to 75% of the Initial Price	61762P526	US61762P5263
Common Stock of JPMorgan Chase & Co. (JPM)*	7.00% per annum		$70% to 75% of the Initial Price	61762P518	US61762P5180
Class A Common Stock of VMware, Inc. (VMW)*	9.00% per annum		$65% to 70% of the Initial Price	61762P492	US61762P4928
* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each Underlying Share, the Closing Price on any trading day will be determined based on the prices published by the relevant exchange.
** If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.  See “Contingent Coupon” on page 4.
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Estimated value on the Trade Date	Price to Public		Underwriting Discount(1)		Proceeds to Morgan Stanley(2)
Offering of Securities	See “Additional Information about Morgan Stanley and the Securities” on page 2.	Total	Per Security	Total	Per Security	Total	Per Security
Linked to Common Stock of Bank of America Corporation	Approximately $9.6131 per Security, or within $0.20 of that estimate.		$10		$0.25		$9.75
Linked to Common Stock of eBay Inc.	Approximately $9.5748 per Security, or within $0.20 of that estimate.		$10		$0.25		$9.75
Linked to Common Stock of JPMorgan Chase & Co.	Approximately $9.5812 per Security, or within $0.20 of that estimate.		$10		$0.25		$9.75
Linked to Class A Common Stock of VMware, Inc.	Approximately $9.5560 per Security, or within $0.20 of that estimate.		$10		$0.25		$9.75
(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this free writing prospectus.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this free writing prospectus.
(2) See “Use of Proceeds and Hedging” on page 22.
Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement and any other documents relating to these offerings that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated October 19, 2012:
http://www.sec.gov/Archives/edgar/data/895421/000095010312005563/dp33671_424b2-autocallablea2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley product supplement for auto-callable securities dated October 19, 2012, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement or in the accompanying prospectus, the terms described in this free writing prospectus will prevail.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10.  We estimate that the value of each Security on the Trade Date will be as set forth in the below table.  Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.
Offering of Securities	Estimated value on the Trade Date
Linked to Common Stock of Bank of America Corporation	Approximately $9.6131 per Security, or within $0.20 of that estimate.
Linked to Common Stock of eBay Inc.	Approximately $9.5748 per Security, or within $0.20 of that estimate.
Linked to Common Stock of JPMorgan Chase & Co.	Approximately $9.5812 per Security, or within $0.20 of that estimate.
Linked to Class A Common Stock of VMware, Inc.	Approximately $9.5560 per Security, or within $0.20 of that estimate.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the Securities, such as the Contingent Coupon Rate, the Coupon Barrier or the Trigger Price, would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe the Underlying Shares will close at or above the Coupon Barrier on the Observation Dates, including above the Trigger Price on the Final Observation Date.

t You would be willing to invest in the Securities if the Coupon Barrier and the Trigger Price were set equal to the top of the range indicated on the cover (the actual Coupon Barrier and Trigger Price for the Securities will be determined on the Trade Date).

t You believe the Underlying Shares will close at or above the Initial Price on one of the specified Observation Dates.

t You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the Contingent Coupons.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

t You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

t You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 5 years.

t You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t You require an investment designed to provide a full return of principal at maturity.

t You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, including closing below the Trigger Price on the Final Observation Date.

t You would be unwilling to invest in the Securities if the Coupon Barrier and the Trigger Price were set equal to the top of the range indicated on the cover (the actual Coupon Barrier and Trigger Price for the Securities will be determined on the Trade Date).

t You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are not willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-32 of the accompanying product supplement for risks related to an investment in the Securities.

Indicative Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares
Common Stock of Bank of America Corporation
Common Stock of eBay Inc.
Common Stock of JPMorgan Chase & Co.
Class A Common Stock of VMware, Inc.

This free writing prospectus describes four offerings of Securities, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer.

Principal Amount	$10.00 per Security
Term	Approximately 5 years, unless earlier called
Automatic Call Feature
The Securities will be called automatically if the Observation Date Closing Price on any Observation Date beginning August 11, 2014 is equal to or greater than the Initial Price.
If the Securities are called, Morgan Stanley will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and no further payments will be made on the Securities.

Contingent Coupon
If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.
If the Observation Date Closing Price is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.
Each Contingent Coupon will be a fixed amount as set forth in the table below, which would be applicable to each Observation Date on which the closing price of the Underlying Shares is greater than or equal to the Coupon Barrier.
Contingent Coupon (per Security)

Bank of America Corporation	$0.0583
eBay Inc.	$0.0583
JPMorgan Chase & Co.	$0.0583
VMware, Inc.	$0.0750

Contingent Coupon payments on the Securities are not guaranteed.  Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the closing price of the applicable Underlying Share is less than the Coupon Barrier.

Contingent Coupon Rate
The Contingent Coupon Rate is (i) 7.00% per annum for Securities linked to the common stock of Bank of America Corporation, (ii) 7.00% per annum for Securities linked to the common stock of eBay Inc., (iii) 7.00% per annum for Securities linked to the common stock of JPMorgan Chase & Co. and (iv) 9.00% per annum for Securities linked to the Class A Common Stock of VMware, Inc. If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.  See “Contingent Coupon” above.

Observation Dates	Monthly, callable beginning August 11, 2014. See “Observation Datesand Coupon Payment Dates” on page 6 for details.
Final Observation Date	August 9, 2018, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Shares during the term of the Securities.
If the Securities are not automatically called and the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.
If the Securities are not automatically called and the Final Price is less than the Trigger Price,  Morgan Stanley will pay you an amount calculated as follows:
$10 × (1 + Share Return)
In this case, you will lose some and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Share from the Trade Date to the Final Observation Date.

Observation Date Closing Price	The Closing Price of the Underlying Share on any Observation Date times the Adjustment Factor on such date.
Share Return	Final Price – Initial Price Initial Price

Initial Price	The Closing Price of the Underlying Shares on the Trade Date.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Trigger Price
A percentage of the Initial Price of the Underlying Shares (to be determined on the Trade Date), as specified on the cover page of this free writing prospectus.  The Trigger Price for each of the Underlying Shares will be set on the Trade Date to the same percentage as the Coupon Barrier.

Coupon Barrier
A percentage of the Initial Price of the Underlying Shares (to be determined on the Trade Date), as specified on the cover page of this free writing prospectus.  The actual Coupon Barrier for each Security will be determined on the Trade Date and will be set to the same percentage as the Trigger Price.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date
The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon automatic call shall be payable to whom the Payment at Maturity or the Principal Amount, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
9/9/2013*	9/11/2013	5/11/2015	5/13/2015	1/9/2017	1/11/2017
10/9/2013*	10/11/2013	6/9/2015	6/11/2015	2/9/2017	2/13/2017
11/12/2013*	11/14/2013	7/9/2015	7/13/2015	3/9/2017	3/13/2017
12/9/2013*	12/11/2013	8/10/2015	8/12/2015	4/10/2017	4/12/2017
1/9/2014*	1/13/2014	9/9/2015	9/11/2015	5/9/2017	5/11/2017
2/10/2014*	2/12/2014	10/9/2015	10/14/2015	6/9/2017	6/13/2017
3/10/2014*	3/12/2014	11/9/2015	11/12/2015	7/10/2017	7/12/2017
4/9/2014*	4/11/2014	12/9/2015	12/11/2015	8/9/2017	8/11/2017
5/9/2014*	5/13/2014	1/11/2016	1/13/2016	9/11/2017	9/13/2017
6/9/2014*	6/11/2014	2/9/2016	2/11/2016	10/10/2017	10/12/2017
7/9/2014*	7/11/2014	3/9/2016	3/11/2016	11/9/2017	11/14/2017
8/11/2014	8/13/2014	4/11/2016	4/13/2016	12/11/2017	12/13/2017
9/9/2014	9/11/2014	5/9/2016	5/11/2016	1/9/2018	1/11/2018
10/9/2014	10/14/2014	6/9/2016	6/13/2016	2/9/2018	2/13/2018
11/10/2014	11/13/2014	7/11/2016	7/13/2016	3/9/2018	3/13/2018
12/9/2014	12/11/2014	8/9/2016	8/11/2016	4/9/2018	4/11/2018
1/9/2015	1/13/2015	9/9/2016	9/13/2016	5/9/2018	5/11/2018
2/9/2015	2/11/2015	10/11/2016	10/13/2016	6/11/2018	6/13/2018
3/9/2015	3/11/2015	11/9/2016	11/14/2016	7/9/2018	7/11/2018
4/9/2015	4/13/2015	12/9/2016	12/13/2016	8/9/2018	Maturity Date
* The Securities are not callable until the twelfth Observation Date, which is August 11, 2014

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.  See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date, including the Final Observation Date, is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed.

Key Risks

An investment in the Securities involves significant risks.  Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement.  You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the Securities have not been called prior to maturity and if the Final Price is less than the Trigger Price, you will be exposed to the decline in the price of the Underlying Shares, as compared to the Initial Price, on a 1 to 1 basis and such payment will result in a loss of your initial investment that is proportionate to the decline of the Underlying Shares over the term of the Securities.  You could lose your entire principal amount.

t
You will not receive any Contingent Coupon for any monthly period where the Observation Date Closing Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a monthly period only if the Observation Date Closing Price is greater than or equal to the Coupon Barrier.  If the Observation Date Closing Price remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

t
The Contingent Coupon is based solely on the Observation Date Closing Price.  Whether the Contingent Coupon will be made with respect to an Observation Date will be based on the Observation Date Closing Price.  As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until near the end of the relevant monthly period.  Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Price on a specific Observation Date if such Observation Date Closing Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing price of the Underlying Shares was higher on other days during the term of the Securities.

t
Investors will not participate in any appreciation in the price of the Underlying Shares.  Investors will not participate in any appreciation in the price of the Underlying Shares from the Initial Price, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Price is greater than the Coupon Barrier prior to an automatic call, if any.  If called, the return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of the Underlying Shares, which could be significant.  It is also possible that the closing price of the Underlying Shares could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive few or no Contingent Coupons.  In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose some or all of your investment despite not being able to participate in any potential appreciation of the Underlying Shares.  If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Trigger Price is observed on the Final Observation Date and applies only at maturity.  If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Share price is above the Trigger Price at that time.  If you hold the Securities to maturity and the Securities have not been called, Morgan Stanley will either repay you the full principal amount per Security plus the Contingent Coupon, or if the price of the Underlying Shares closes below the Trigger Price on the Final Observation Date, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.

t
Early redemption risk.  The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities.  If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Contingent Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss.  “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares.  The greater the volatility of the Underlying Shares, the more likely it is that the price of the Underlying Shares could close below the Trigger Price on the Final Observation Date.  This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities.  However, while the Contingent Coupon Rate is a fixed percentage, the Underlying Share’s volatility can change significantly over the term of the Securities, and may increase, but the Contingent Coupon Rate will not be adjusted.  The price of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market.  Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	whether the Observation Date Closing Price has been below the Coupon Barrier on any Observation Date,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

o	the occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t
Investing in the securities is not equivalent to investing in the Underlying Shares.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
No affiliation with the Underlying Issuer.  The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities.  We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t
We may engage in business with or involving the Underlying Issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether any Contingent Coupon will be paid or whether the Securities will be redeemed and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers.  However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares.  For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date.  If an event occurs that does not require the Calculation Agent to adjust the Closing Price, the market price of the Securities may be materially and adversely affected.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for each offering of Securities described in this document, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying

Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Market price influenced by many unpredictable factors” above.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price and, as a result, the Coupon Barrier and Trigger Price which is the price above which the Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Price, the Coupon Barrier, the Trigger Price, the Final Price, whether the Securities will be called following any Observation Date, whether a Contingent Coupon is payable with respect to an Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon a call or at maturity, if any.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
The U.S. federal income tax consequences of an investment in the Securities are uncertain.  There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.  Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment, the ordinary income treatment of the Contingent Coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Price is less than the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any Contingent Coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

The U.S. Treasury Department has released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any Contingent Coupon as discussed above, payments or deemed payments made after December 31, 2013 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are listed on the cover hereof or will be determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 5 years

t	Hypothetical Initial Price: $60

t	Hypothetical Contingent Coupon Rate: 7.20% per annum

t	Contingent Coupon: $0.06 per month

t	Observation Dates: Monthly

t	Hypothetical Coupon Barrier and Trigger Price: $42, which is 70% of the Initial Price

Example 1 — Securities are Called on the Twelfth Observation Date
Date	Closing Price	Payment (per Security)
First Observation Date	$66 (at or above Coupon Barrier; above Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Second Observation Date	$54 (at or above Coupon Barrier; below Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.54 (Contingent Coupon — Not Callable)
Twelfth Observation Date	$62 (at or above Initial Price)	$10.06 (Settlement Amount)
	Total Payment:	$10.72 (7.2% return)

Since the Securities are called on the twelfth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which they are callable), Morgan Stanley will pay you on the call settlement date a total of $10.06 per Security, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.66 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.72 per Security for a 7.2% total return on the Securities.  No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Stock is at or above the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$48 (at or above Coupon Barrier; below Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Second Observation Date	$27 (below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Third Observation Date	$39 (below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Final Observation Date	$52 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.06 (Payment at Maturity)
	Total Payment:	Approximately $10.12 (1.2% return)

At maturity, Morgan Stanley will pay you a total of $10.06 per Security, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payment of $0.06 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.12 per Security for a 1.2% total return on the Securities over five years.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$54 (at or above Coupon Barrier; below Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Second Observation Date	$46 (at or above Coupon Barrier; below Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Third Observation Date	$50 (at or above Coupon Barrier; below Initial Price)	$0.06 (Contingent Coupon — Not Callable)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier; below Initial Price)	$0.00 (Not Callable)
Final Observation Date	$18 (below Trigger Price and Coupon Barrier; below Initial Price)	$10 + [$10 × Share Return] = $10 + [$10 × -70%] = $3 (Payment at Maturity)
	Total Payment:	$3.18 (-68.2% return)

Since the Securities are not called and the Final Price of the underlying stock is below the Trigger Price, at maturity Morgan Stanley will pay you $3 per Security.  When added to the Contingent Coupon payments of $0.18 received in respect of prior Observation Dates, Morgan Stanley will have paid you $3.18 per Security for a loss on the Securities of 68.2%.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the Final Price is less than the Trigger Price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return is less than zero.  Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due.  If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Coupon.  Any Contingent Coupon on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  For this purpose, the amount realized does not include any Contingent Coupon paid at settlement and may not include sales proceeds attributable to an accrued Contingent Coupon, which may be treated as a Contingent Coupon.  Because the amount of the Contingent Coupon in respect of a quarterly period will not be known until the relevant Observation Date, it is unclear how much of the Contingent Coupon will be treated as having accrued on the Securities at the time of a sale or exchange that occurs during the period.  Any gain or loss recognized upon a sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the Contingent Coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Price is less than the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any Contingent Coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department has released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any Contingent Coupon as discussed above, payments or deemed payments made after December 31, 2013 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any Contingent Coupon and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov.  In addition, information regarding the Underlying Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer.  We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect whether a Contingent Coupon is payable on any Coupon Payment Date, whether the Securities will be called following an Observation Date and/or the value received at maturity with respect to the Securities, and, therefore, the trading prices of the Securities.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2008 through August 5, 2013, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that each Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Bank of America Corporation

Bank of America Corporation is a bank holding company and a financial holding company.  Bank of America Corporation’s SEC file number is 001-6523.  The Closing Price of the common stock of Bank of America Corporation on August 5, 2013 was $14.80, and the graph below indicates the hypothetical Coupon Barrier/Trigger Price of 72.5% of the Closing Price as if such price were the Initial Price.  The actual Coupon Barrier and Trigger Price will each be set on the Trade Date.  Bank of America Corporation’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$45.03	$35.31	$37.91
4/1/2008	6/30/2008	$40.86	$23.87	$23.87
7/1/2008	9/30/2008	$37.48	$18.52	$35.00
10/1/2008	12/31/2008	$38.13	$11.25	$14.08
1/1/2009	3/31/2009	$14.33	$3.14	$6.82
4/1/2009	6/30/2009	$14.17	$7.05	$13.20
7/1/2009	9/30/2009	$17.98	$11.84	$16.92
10/1/2009	12/31/2009	$18.59	$14.58	$15.06
1/1/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$14.37	$14.37
7/1/2010	9/30/2010	$15.67	$12.32	$13.10
10/1/2010	12/31/2010	$13.56	$10.95	$13.34
1/1/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/1/2011	12/31/2011	$7.35	$4.99	$5.56
1/1/2012	3/31/2012	$9.93	$5.80	$9.57
4/1/2012	6/30/2012	$9.68	$6.83	$8.18
7/1/2012	9/30/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.61	$8.93	$11.61
1/1/2013	3/31/2013	$12.78	$11.03	$12.18
4/1/2013	6/30/2013	$13.83	$11.44	$12.86
7/1/2013	8/5/2013*	$14.95	$12.83	$14.80

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

eBay Inc.

eBay Inc. is a global technology company that facilitates transactions by providing online platforms, tools and services to help individuals and small, medium and large merchants engage in online and mobile commerce and payments.  eBay Inc.‘s SEC file number is 000-24821.  The Closing Price of the common stock of eBay Inc. on August 5, 2013 was $52.71, and the graph below indicates the hypothetical Coupon Barrier/Trigger Price of 72.5% of the Closing Price as if such price were the Initial Price.  The actual Coupon Barrier and Trigger Price will each be set on the Trade Date.  eBay Inc.’s common stock are listed on the NASDAQ Stock Market LLC under the ticker symbol “EBAY.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$32.84	$25.72	$29.84
4/1/2008	6/30/2008	$32.94	$27.33	$27.33
7/1/2008	9/30/2008	$28.65	$19.95	$22.38
10/1/2008	12/31/2008	$20.85	$11.17	$13.96
1/1/2009	3/31/2009	$15.18	$10.27	$12.56
4/1/2009	6/30/2009	$18.24	$13.13	$17.13
7/1/2009	9/30/2009	$24.45	$15.91	$23.60
10/1/2009	12/31/2009	$25.44	$22.27	$23.53
1/1/2010	3/31/2010	$27.56	$21.77	$26.97
4/1/2010	6/30/2010	$27.37	$19.61	$19.61
7/1/2010	9/30/2010	$24.99	$19.26	$24.40
10/1/2010	12/31/2010	$31.21	$24.08	$27.83
1/1/2011	3/31/2011	$34.69	$27.70	$31.04
4/1/2011	6/30/2011	$34.39	$28.35	$32.27
7/1/2011	9/30/2011	$34.42	$26.95	$29.49
10/1/2011	12/31/2011	$33.87	$28.11	$30.33
1/1/2012	3/31/2012	$38.08	$30.16	$36.90
4/1/2012	6/30/2012	$43.50	$35.47	$42.01
7/1/2012	9/30/2012	$50.48	$38.60	$48.37
10/1/2012	12/31/2012	$52.82	$46.22	$51.00
1/1/2013	3/31/2013	$57.21	$50.11	$54.22
4/1/2013	6/30/2013	$57.78	$50.75	$51.72
7/1/2013	8/5/2013*	$57.38	$51.50	$52.71

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

JPMorgan Chase & Co.

JPMorgan Chase & Co. is a financial holding company engaging in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity..  JPMorgan Chase & Co.’s SEC file number is 001- 5805.  The Closing Price of the common stock of JPMorgan Chase & Co. on August 5, 2013 was $56.10, and the graph below indicates the hypothetical Coupon Barrier/Trigger Price of 72.5% of the Closing Price as if such price were the Initial Price.  The actual Coupon Barrier and Trigger Price will each be set on the Trade Date.  JPMorgan Chase & Co.’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.31	$34.31
7/1/2008	9/30/2008	$48.24	$31.02	$46.70
10/1/2008	12/31/2008	$49.85	$22.72	$31.53
1/1/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/31/2009	$47.16	$40.27	$41.67
1/1/2010	3/31/2010	$45.02	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$36.61	$36.61
7/1/2010	9/30/2010	$41.64	$35.63	$38.06
10/1/2010	12/31/2010	$42.67	$36.96	$42.42
1/1/2011	3/31/2011	$48.00	$43.40	$46.10
4/1/2011	6/30/2011	$47.64	$39.49	$40.94
7/1/2011	9/30/2011	$42.29	$29.27	$30.12
10/1/2011	12/31/2011	$37.02	$28.38	$33.25
1/1/2012	3/31/2012	$46.27	$34.91	$45.98
4/1/2012	6/30/2012	$46.13	$31.00	$35.73
7/1/2012	9/30/2012	$41.57	$33.90	$40.48
10/1/2012	12/31/2012	$44.53	$39.29	$43.97
1/1/2013	3/31/2013	$51.00	$44.57	$47.46
4/1/2013	6/30/2013	$55.62	$46.64	$52.79
7/1/2013	8/5/2013*	$56.67	$52.49	$56.10

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

VMware, Inc.

VMware, Inc. is a provider of virtualization infrastructure solutions.  VMware, Inc.’s SEC file number is 001-33622.  The Closing Price of the Class A common stock of VMware, Inc. on August 5, 2013 was $82.58, and the graph below indicates the hypothetical Coupon Barrier/Trigger Price of 67.5% of the Closing Price as if such price were the Initial Price.  The actual Coupon Barrier and Trigger Price will each be set on the Trade Date.  VMware, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “VMW.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$83.95	$42.77	$42.82
4/1/2008	6/30/2008	$72.08	$43.68	$53.86
7/1/2008	9/30/2008	$55.01	$26.00	$26.64
10/1/2008	12/31/2008	$31.81	$17.88	$23.69
1/1/2009	3/31/2009	$26.33	$19.89	$23.62
4/1/2009	6/30/2009	$32.81	$25.40	$27.27
7/1/2009	9/30/2009	$41.09	$26.12	$40.17
10/1/2009	12/31/2009	$45.57	$37.75	$42.38
1/1/2010	3/31/2010	$54.49	$41.58	$53.30
4/1/2010	6/30/2010	$72.52	$52.47	$62.59
7/1/2010	9/30/2010	$87.80	$63.28	$84.94
10/1/2010	12/31/2010	$91.02	$73.12	$88.91
1/1/2011	3/31/2011	$97.00	$74.81	$81.54
4/1/2011	6/30/2011	$100.23	$78.54	$100.23
7/1/2011	9/30/2011	$107.75	$76.76	$80.38
10/1/2011	12/31/2011	$103.25	$76.85	$83.19
1/1/2012	3/31/2012	$112.46	$81.67	$112.37
4/1/2012	6/30/2012	$114.62	$84.06	$91.04
7/1/2012	9/30/2012	$102.27	$80.29	$96.74
10/1/2012	12/31/2012	$97.33	$83.36	$94.14
1/1/2013	3/31/2013	$99.00	$70.37	$78.88
4/1/2013	6/30/2013	$78.95	$65.53	$66.99
7/1/2013	8/5/2013*	$84.04	$65.58	$82.58

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Securities

The product supplement refers to the Principal Amount as “Stated Principal Amount,” the Underlying Issuer as the “Underlying Company,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Trigger Price as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount of cash declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount of cash equal to the Payment at Maturity calculated as if the date of acceleration were the Final Determination Date; provided that the unpaid portion of the Contingent Coupon, if any, shall be calculated on a 30/360 basis.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Company, (ii) the Underlying Company or any surviving entity or subsequent surviving entity of the Underlying Company (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Company or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Company is liquidated, (v) the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an early redemption has occurred and the amount payable upon an Early Redemption Date or at maturity for each Security will be as follows:

t
Upon any Determination Date following the effective date of a Reorganization Event and prior to the Final Determination Date (other than a Determination Date prior to the August 11, 2014 Determination Date):  If the Exchange Property Value (as defined below) is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed for an Early Redemption Payment.

t	Upon the Final Determination Date, if the Securities have not previously been automatically redeemed: You will receive for each Security that you hold a payment at maturity equal to:

o
If the Exchange Property Value on the Final Determination Date is greater than or equal to the Downside Threshold Level: (i) the Stated Principal Amount plus (ii) the Contingent Coupon with respect to the Final Determination Date.

o
If the Exchange Property Value on the Final Determination Date is less than the Downside Threshold Level: the cash value of the Exchange Property as of the Final Determination Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a Spin-Off Event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continues to be held by the holders receiving such distribution, the Underlying Shares; in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Shares equal to the exchange ratio (which is equal to the Principal Amount divided by the Initial Share Price) times the Adjustment Factor, each determined at the time of the Reorganization Event.

Following the effective date of a Reorganization Event, the Contingent Coupon will be payable for each Determination Date on which the Exchange Property Value is greater than or equal to the Downside Threshold Level to and including the date of Automatic Call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Share Price or less than the Downside Threshold Level, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document and the related product supplement to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the Final Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the Final Share Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the Underlying Shares, in futures or options contracts on the Underlying Shares, or positions in any other securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the price of the Underlying Shares on the Trade Date, and therefore the price at which the Underlying Shares must close on the Final Observation Date if not previously called so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, such as the level of the Coupon Barrier/Trigger Price, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.